PROVIDENT MUTUAL FUNDS, INC.

Amended and Restated Services and Distribution Plan (12b-1 Plan)

(December 4, 2012)

Provident Mutual Funds, Inc. (the “Company”) is registered with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).  The Company may only act as a distributor of shares of the Fund's common stock pursuant to a distribution plan adopted in accordance with Rule 12b-1 under the 1940 Act (“Rule 12b-1”).

In the event that the Board of Directors determines that there is a reasonable likelihood that implementation of this Service and Distribution Plan will benefit the Fund and its shareholders, the Company, on behalf of the Fund, may enter into agreements (the “12b-1 Related Agreements”) with dealers and other financial services organizations to obtain various distribution-related and/or shareholder services for the Fund as permitted and contemplated by Rule 12b-1, provided, however, that the Related Agreements are approved by the Board of Directors in accordance with the requirements set forth in Rule 12b-1.  It is understood that to the extent any activity is one that the Fund may finance without a Rule 12b-1 distribution plan, the Fund may also make payments to finance such activity outside such a plan and not subject to its limitations.

The Company has adopted this Service and Distribution Plan (the “Plan”) in accordance with Rule 12b-1 on the following terms and conditions:

1.
Distribution and Service Fee.  The Fund may charge a distribution and service fee on an annualized basis of up to 0.25% of the Fund’s average daily net assets.  Such fee shall be calculated and accrued daily and paid at such intervals as the Board of Directors of the Company shall determine, subject to any applicable restriction imposed by the Financial Industry Regulatory Authority.

2.
Permitted Expenditures.  The distribution and service fee shall be paid for services or expenses primarily intended to result in the sale of the Fund’s shares.  The Fund may pay all or a portion of this fee to any securities dealer, financial institution or any other person (the “Shareholder Organization(s)”) who renders personal service to shareholders, assists in the maintenance of shareholder accounts or who renders assistance in distributing or promoting the sale of the Fund’s shares pursuant to a 12b-1 Related Agreement.  To the extent such fee is not paid to Shareholder Organizations, the Fund may use the fee for its distribution-related expenses, including, but not limited to, the cost of preparing, printing and distributing prospectuses and statements of additional information to prospective investors and other costs incurred in implementing and operating the Plan.

3.
Quarterly Reports.  The Fund’s principal underwriter shall provide to the Company’s Board of Directors, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purpose for which such expenditures were made.

4.
Effective Date and Duration of the Plan.  This Plan took effect when (a) it was approved by a vote of at least a majority (as defined in the 1940 Act) of the outstanding shares of the Fund’s common stock and (b) by votes of a majority of both (i) the Board of Directors of the Company and (ii) those Directors of the Company who are not “interested persons” of the Company (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the “Disinterested Directors”), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

The Plan shall continue from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Directors, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such continuance.  The Plan may be terminated at any time by a majority vote of shareholders of the Fund, or by vote of a majority of the Disinterested Directors.

5.
Amendments.  All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Board of Directors, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such amendment.  In addition, the Plan may not be amended to increase materially the amount to be spent for distribution without shareholder approval.

6.	Governance Requirements. While this Plan is in effect, the Board of Directors shall satisfy the governance standards set forth in Rule 0-1(a)(7) under the 1940 Act as amended from time to time.

7.
Records.  The Company shall preserve copies of this Plan, any 12b-1 Related Agreements and all quarterly reports for a period of not less than six years from the date of this Plan, any 12b-1 Related Agreement or such report, as the case may be, the first two years in an easily accessible place.

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